Golden Books Family Entertainment, Inc.

FOR IMMEDIATE RELEASE

                         CONTACT:  Tracey Riese
                                   Golden Books Family Entertainment, Inc.
                                   (212) 583-6710


           GOLDEN BOOKS FAMILY ENTERTAINMENT ANNOUNCES
               STRATEGIC AND FINANCIAL INITIATIVES

      Hallmark Cards Makes $25 Million Strategic Investment

Golden Books to Acquire  Broadway Video Entertainment, L.P. for $91 Million

    Offers Convertible Preferred Securities for $100 Million

                       Plans Restructuring

     NEW YORK, July 30, 1996 -- Golden Books Family
Entertainment, Inc. (Nasdaq: GBFE) today announced several related initiatives that support its strategy to build a family entertainment company providing content across multiple media.

     Richard E. Snyder, Chairman and CEO, stated, "Since we assumed control of the company on May 8th, we have assembled a new management team and have moved ahead simultaneously on many fronts. The focus of our strategy is to revitalize and build upon the core Golden Books business and to use the power of the Golden Books brand to build a family entertainment company that creates and exploits copyrights through multiple media. Today's announcements mark our first steps in realizing that strategy."

     The company today announced the following initiatives:

HALLMARK CARDS MAKES $25 MILLION STRATEGIC INVESTMENT

     Golden Books has entered into an agreement with Hallmark Cards, Inc. providing for Hallmark to purchase $25 million of Golden Books common stock. This purchase is expected to be completed in September. The two companies intend to develop strategic relationships across appropriate lines of business, including personal expression, family entertainment and personal development products. In conjunction with developing that strategic relationship, the two companies intend to agree to an additional investment by Hallmark of $25 Million in Golden Books common stock by the end of the year, on terms to be finalized. (See joint release by Golden Books Family Entertainment, Inc. and Hallmark, which follows).

GOLDEN BOOKS TO ACQUIRE BROADWAY VIDEO ENTERTAINMENT, L.P. FOR $91 MILLION

     The company also announced that it has signed a definitive agreement to acquire the family video library of Broadway Video Entertainment, L.P. (BVE, L.P.) for $91 million: $81 million in cash, and $10 million in Golden Books common stock. The acquisition will form the foundation of a new business unit, Golden Books Entertainment Group. The unit will focus on expanding the Golden Books brand into family-related video, television, film and multimedia, and on exploiting licensing and merchandising opportunities. The acquisition is subject to the completion of the offering described below, as well as other conditions.

     As part of the acquisition, Eric Ellenbogen, the President of the general partner of BVE, L.P. family entertainment library, will become President of the company's new Golden Books Entertainment Group. Mr. Ellenbogen and Lorne Michaels, an indirect owner of BVE, L.P., will join the Golden Books Board of Directors. (See joint release by Golden Books Family Entertainment, Inc. and Broadway Video, Inc., which follows).

OFFERS CONVERTIBLE PREFERRED SECURITIES FOR $100 MILLION

     Golden Books also announced today that it is seeking to raise $100 million through the sale of convertible preferred securities to be issued by a financing vehicle to be known as the Golden Books Financing Trust, a Delaware business trust. The Trust will offer for sale convertible preferred securities. These securities will have an aggregate liquidation preference of $100 million and will be convertible at the option of their holders into Golden Books common stock.

     The convertible preferred securities will not be registered and have not been registered under the Securities Act of 1933, as amended, and will be sold in the United States in a private placement under Rule 144A and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     After completing the offering, and after using $81 million to fund the cash portion of the purchase price of the company's acquisition of BVE, L.P., Golden Books will have approximately $115 million of cash. The remaining cash will be used to fund the company's working capital and other operational needs, to finance capital expenditures, for other general corporate purposes and for potential future strategic acquisitions.

PLANS RESTRUCTURING

     Golden Books also announced that, as part of management's restructuring plan, the company has taken a number of strategic actions and made decisions with respect to certain businesses and assets. In addition, as part of a review of operations consistent with the company's restructuring plan and business strategy, the company expects to take primarily non-cash charges against its income in fiscal 1997 beginning with the company's second quarter financial statements. Accordingly, the company will divest itself of its Penn Corporation (paper and party goods) subsidiary, which will be classified as an asset held for sale in the company's second quarter financial statements.
Also, the company expects to discontinue or replace certain product lines and expeditiously liquidate the related inventory and other slow-moving inventory. In addition, the company will record charges associated with its plans to resolve outstanding differences with its customers and licensors with a view to improving relationships with them and with respect to the legal matters. Based upon the determinations made to date, including adjustments in the carrying value of assets held for sale, the company will record charges of approximately $80 million in its second quarter financial statements.

     GOLDEN BOOKS FAMILY ENTERTAINMENT, INC., the largest publisher of children's books in North America, creates, publishes and markets an extensive range of children's entertainment products, including story and picture books, interactive electronic books and games, as well as coloring books, activity books and other products for children and families. The company's shares are traded on the Nasdaq Stock Market under the symbol: GBFE.

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